NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: May 7, 2003

CONTACT: Dale G. Rettinger - (304) 842-3597 http://www.petd.com

Petroleum Development Reports First Quarter 2003 Results

BRIDGEPORT, W.Va. .... Petroleum Development Corporation (NASDAQ NMS:PETD) today reported first quarter net income of $4.8 million, or $0.30 per diluted common share, compared with $2.9 million, or $0.18 per diluted share in the first quarter of 2002. Revenue for the quarter increased from $36.1 million in 2002 to $54.0 million in 2003.

The results reflect the significant commodity price increase between the first quarters of 2002 and 2003. In the first quarter of 2003 the company received an average price of $4.46 per thousand cubic feet equivalent (Mcfe) of natural gas, compared to $2.30 per Mcfe in 2002. Total first quarter production of oil and natural gas was a new company record, up 1.2 percent to 1.98 billion cubic feet equivalent (Bcfe) from the 1.96 Bcfe recorded in the year-earlier period.

	Three Months Ended March 31,
	2003	2002
Revenues	$53,994,400	$36,085,900
Income before income taxes	$7,454,700	$4,226,600
Net income	$4,796,100	$2,929,000
Basic earnings per share	$ .31	$ .18
Diluted earnings per share	$ .30	$ .18
Weighted average common shares outstanding	15,728,755	16,245,752
Weighted average common and common equivalent shares outstanding	15,998,584	16,616,446

Dale Rettinger, Executive Vice President and CFO of PDC said, "We were pleased with every aspect of our first quarter operations. Looking forward, prices continue to look strong over the next year. We have obtained downside price protection for periods from April 2003 through March 2004 using costless collars and options (floors), maintaining most of the upside potential."

First Quarter Operations

PDC drilled a total of 36 wells during the first quarter of 2003, all of which were successful. Nine of the wells were drilled in Grand Valley Field in the Piceance Basin, and the other 27 wells were drilled in Wattenberg Field in the Denver-Julesberg Basin. This reflects the company's plans to conduct most, if not all, of its drilling operations in the two Colorado core-operating areas during 2003.

PDC's drilling revenue of $21.5 million in the first quarter of 2003 was up slightly from the $21.2 million recorded in the same period in 2002. Drilling revenue includes primarily the turnkey drilling payments made by company-sponsored partnerships for new wells. At the end of 2002, PDC had a drilling backlog of $37.3 million for wells to be drilled and completed for partnerships and others during 2003. The remainder of the work associated with the year-end funds which amounts to $15.5 million will be completed in the second and third quarters of 2003, along with the activity funded by PDC's first 2003 partnership. The first of four expected 2003 partnerships was closed on April 30.

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PDC's oil and gas sales increased in 2003 to $30.5 million, up from $13.0 million in 2002. These totals include both sales of company-owned production and sales by PDC's marketing subsidiary, Riley Natural Gas, and reflect significantly higher prices for both oil and natural gas in 2003 compared to the prior year. Revenue from sales of Company-owned production increased from $4.5 million to $8.9 million. The average sales price for gas from the Company's wells increased from $2.13 per thousand cubic feet (Mcf) in 2002 to $4.49 per Mcf for 2003, and oil prices increased from $18.08 per barrel (Bbl) to $26.02 per Bbl.

PDC's well operations and pipeline income increased approximately $150,000 or 9.5% from a year ago. Well operations income is generated through fees paid by third-party owners of company-operated wells including PDC sponsored partnerships.

Operating plans for 2003

Going forward, PDC plans to continue active development in its two Colorado fields in conjunction with its drilling partnerships.

Steve Williams, President of PDC, said, "We have been very pleased with the results of our Colorado development drilling efforts. In the first quarter our Rocky Mountain Region was responsible for .98 Bcfe, or 49 percent of our total production of 1.98 Bcfe. We plan to focus all of our 2003 drilling efforts in the region, so we expect to see continuing increases in the future. The low-risk, basin-centered hydrocarbon accumulations are excellent drilling candidates for the partnerships and for PDC. Further we are looking to acquire attractively priced producing properties in our core operating areas."

The company plans to offer three additional partnerships in 2003. Like PDC's previous partnerships, the current offering is a public offering registered with the Securities and Exchange Commission. PDC purchases a 20 percent interest in the partnerships. Information regarding PDC's tax-advantaged partnership programs can be obtained by contacting PDC directly.

In addition to drilling new wells the Company has been enhancing production from its existing wells in Wattenberg Field by recompleting the Codell formation in a number of the wells it purchased in 1999 and 2000. So far in 2003 the Company has finished recompleting 29 wells, most of which were not finished in time to contribute significantly to first quarter production. The average production increase from the recompletions is exceeding the average of the 18 wells PDC recompleted prior to 2003. The Company currently plans approximately 50 Codell recompletions in 2003.

Production by area of operation is as follows:
	Three Months Ended March 31, 2003			Three Months Ended March 31, 2002
	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)
Appalachian Basin	802	504,562	509,374	1,525	532,021	541,171
Michigan Basin	1,832	485,228	496,220	2,498	567,359	582,347
Rocky Mountains	54,209	653,535	978,789	59,046	482,969	837,245
Total	56,843	1,643,325	1,984,383	63,069	1,582,349	1,960,763

Hedging of Commodity Transactions

PDC has entered into commodity-based derivative transactions to manage a portion of the exposure to price risk associated with its sales of natural gas. The volumes shown are estimates of the hedges on PDC's share of production:

	Floors		Ceilings
Month	Monthly Quantity Mmbtu	Contract Price	Monthly Quantity Mmbtu	Contract Price
NYMEX Based Hedges - Appalachian and Michigan Basins
Apr 2003	114,000	$3.50	57,000	$3.80
	122,000	$4.50	122,000	$5.95
	114,000	$5.50

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	Floors		Ceilings
Month	Monthly Quantity Mmbtu	Contract Price	Monthly Quantity Mmbtu

May 2003	114,000	$3.40	57,000	$3.80
	122,000	$4.50	122,000	$5.55
	114,000	$5.10
Jun 2003	114,000	$3.40	57,000	$3.80
	122,000	$4.50	122,000	$5.40
	114,000	$4.85
Jul 2003	114,000	$3.40	57,000	$3.80
	122,000	$4.50	122,000	$5.40
	114,000	$4.65
Aug 2003	114,000	$3.40	57,000	$3.80
	122,000	$4.50	122,000	$5.40
	114,000	$4.50
Sep 2003	114,000	$3.40	57,000	$3.80
	122,000	$4.50	122,000	$5.30
	114,000	$4.30
Oct 2003	114,000	$3.40	57,000	$3.80
	122,000	$4.50	122,000	$5.30
	114,000	$4.25
Nov 2003	114,000	$4.30	57,000	$5.20
Dec 2003	114,000	$4.45	57,000	$5.30
Jan 2004	114,000	$4.45	57,000	$5.40
Feb 2004	114,000	$4.30	57,000	$5.25
Mar 2004	114,000	$4.20	57,000	$5.00
Colorado Interstate Gas (CIG) Based Hedges (Piceance Basin)
Apr 2003	32,000	$2.50	8,000	$3.13
May 2003	32,000	$2.50	8,000	$3.13
Jun 2003	32,000	$2.50	8,000	$3.13
Jul 2003	32,000	$2.50	8,000	$3.13
Aug 2003	32,000	$2.50	8,000	$3.13
Sep 2003	32,000	$2.50	8,000	$3.13
Oct 2003	32,000	$2.50	8,000	$3.13
Nov 2003	20,000	$3.50	20,000	$5.255
Dec 2003	20,000	$3.50	20,000	$5.255
Jan 2004	20,000	$3.50	20,000	$5.255
Feb 2004	20,000	$3.50	20,000	$5.255
Mar 2004	20,000	$3.50	20,000	$5.255

The Company also has in place as of March 31, 2003 hedges on 4,800 barrels a month for its Wattenberg Field oil production for the period from April 2003 through December 2003 at a price of $30.00 per barrel.

The company hedges prices for its partners' share of production as well as its own production. Actual wellhead prices will vary based on local contract conditions, gathering and other costs and factors.

Petroleum Development Corporation (www.petd.com) has been recognized by Forbes magazine as one of America's best-run, small-cap oil and gas companies for the past two years. An independent energy company, PDC is primarily engaged in the development, production and marketing of natural gas in the Appalachian Basin, the Rocky Mountains and Michigan.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Three Months ended March 31, 2003 and 2002

(Unaudited)
	2003	2002
Revenues:
Oil and gas well drilling operations	$21,497,500	$21,169,400
Gas sales from marketing activities	21,605,100	8,481,900
Oil and gas sales	8,858,800	4,513,900
Well operations and pipeline income	1,648,300	1,505,900
Other income	384,700	414,800
	53,994,400	36,085,900
Costs and expenses:
Cost of oil and gas well drilling operations	17,675,800	17,401,500
Cost of gas marketing activities	21,347,400	8,279,100
Oil and gas production costs	2,857,000	2,058,800
General and administrative expenses	1,177,700	975,700
Depreciation, depletion, and amortization	3,245,600	2,904,900
Interest	236,200	239,300
	46,539,700	31,859,300

Income before income taxes and cumulative effect of change in accounting principle	7,454,700	4,226,600

Income taxes	2,460,000	1,297,600

Net income before cumulative effect of change in accounting principle	4,994,700	2,929,000

Cumulative effect on prior years of SFAS 143 - Accounting for Asset Retirement Obligations (net of taxes of $121,700)	(198,600)	-
Net income	$4,796,100	$ 2,929,000

Basic earnings per common share before accounting change	$0.32	$0.18
Cumulative effect of change in accounting principle	$(0.01)	-
Basic earnings per common share	$0.31	$0.18

Diluted earnings per share before accounting change	$0.31	$0.18
Cumulative effect of change in accounting principle	$(0.01)	-
Diluted earnings per share	$0.30	$0.18

Net income	$4,796,100	$2,929,000
Deferred income tax	1,659,000	1,013,000
Depreciation, depletion and amortization	3,245,600	2,904,900
Adjusted cash flow from operations	9,700,700	6,846,900
Interest	236,200	239,300
Current income tax	922,700	284,600
EBITDA	$10,859,600	$ 7,370,800

Thousands of cubic feet of gas Equivalents (Mcfe)	1,984,383	1,960,763
Average sales price/Mcfe	$4.46	$2.30

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